================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             Liqui-Box Corporation
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                             LIQUI-BOX CORPORATION
                              POST OFFICE BOX 494
                          WORTHINGTON, OHIO 43085-0494
                           TELEPHONE: (614) 888-9280

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
LIQUI-BOX CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Liqui-Box Corporation ("Liqui-Box") will be held at the Columbus Marriott North, 6500 Doubletree Avenue, Columbus, Ohio, on Wednesday, April 22, 1998, at 9:00 a.m. (local time) for the following purposes:

          1. To elect three (3) directors to serve for terms of two years each.

          2. To consider and act upon a proposal to amend Section 6 of Article I of the Code of Regulations of Liqui-Box to reduce the number of voting shares required for a quorum at meetings of Liqui-Box's shareholders.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     A copy of the Annual Report for the 1997 fiscal year accompanies this Notice.

                                            By Order of the Board of Directors,

                                            C. William McBee
                                              Secretary

Dated: April 6, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                             LIQUI-BOX CORPORATION

                              POST OFFICE BOX 494
                          WORTHINGTON, OHIO 43085-0494
                           TELEPHONE: (614) 888-9280

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Liqui-Box Corporation ("Liqui-Box") to be used at its Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 22, 1998, and at any adjournment(s) thereof. Common shares represented by properly executed proxies will be voted at the Annual Meeting. Where a choice is specified by the shareholder, the proxy will be voted in accordance with such choice. Any proxy may be revoked at any time insofar as it has not been exercised provided notice of revocation of the proxy is received by Liqui-Box either in writing or in open meeting.

     This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about April 6, 1998.

     The Company will bear the costs of preparing and mailing this Proxy Statement, the accompanying proxy and other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors. The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies from shareholders at a fee of not more than $5,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, proxies may be solicited, for no additional compensation, by officers, directors or employees of the Company by further mailing, by telephone or by personal contact. The Company will also pay the standard charges and expenses of brokerage houses, banks, associations, and other custodians, nominees and fiduciaries, who are record holders of common shares of the Company not beneficially owned by them, for forwarding such materials to, and obtaining proxies from, the beneficial owners of such common shares.

     February 24, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. On the record date, 4,725,773 common shares of Liqui-Box were outstanding and entitled to vote. The holders of common shares entitling them to exercise a majority of the voting power of Liqui-Box will constitute a quorum for the Annual Meeting.

     Common shares represented by signed proxies that are returned to Liqui-Box will be counted toward the quorum in all matters even though they are marked as "Abstain", "Against" or "Withhold Authority" with respect to one or more or all matters or they are not marked at all. Broker/dealers, who hold their customers' common shares in street name, may, under the applicable rules of the self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such common shares and may vote such common shares on routine matters, which, under such rules, typically include the election of directors, but broker/ dealers may not vote such common shares on other matters, which typically include approval of significant corporate transactions such as amendments to the articles of incorporation or code of regulations of a corporation and the approval of stock compensation plans, without specific instructions from the customer who owns such common shares. Proxies signed and submitted by broker/dealers, which have not been voted on certain matters as described in the previous sentence, are referred to as "broker non-votes". Such proxies count toward the establishment of a quorum. The effect of an abstention or broker non-vote on each of the matters to be voted on at the Annual Meeting is the same as a "no" vote.

     Each shareholder is entitled to one vote for each common share held and has cumulative voting rights in the election of directors. A shareholder wishing to exercise cumulative voting must so notify the President, a Vice President or the Secretary of Liqui-Box in writing not less than forty-eight hours before the Annual Meeting. If cumulative voting is requested, each shareholder will have a number of votes equal to the number of directors to be elected multiplied by the number of common shares owned by him and will be entitled to distribute his votes among the nominees as he sees fit. If cumulative voting is requested, as described above, the enclosed proxy would grant discretionary authority to the proxies named therein to cumulate votes and to distribute the votes among the candidates.

                        PRINCIPAL HOLDERS OF SECURITIES

     The following table sets forth, as of February 24, 1998 (except as otherwise indicated), certain information concerning the beneficial ownership of Liqui-Box's common shares by the only persons known to Liqui-Box to own beneficially more than five percent (5%) of the outstanding common shares of Liqui-Box.

                                                   COMMON SHARES OF LIQUI-BOX
                                                    BENEFICIALLY OWNED (1)(2)
 NAME AND ADDRESS                              -----------------------------------
OF BENEFICIAL OWNER                             AMOUNT              % OF TOTAL (3)
-------------------                            ---------            --------------
Samuel B. Davis                                1,553,359(4)              32.1%
6950 Worthington-Galena Road
P. O. Box 494
Worthington, Ohio 43085

Fiduciary Management, Inc.                       351,808(5)               7.3%
225 East Mason Street
Milwaukee, Wisconsin 53202

---------------

(1) As of February 24, 1998, except as otherwise indicated.

(2) Sole voting and investment power, unless otherwise indicated.

(3) The percent of total is based upon the sum of 4,725,773 common shares outstanding on February 24, 1998 and the number of common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of presently exercisable options.

(4) Includes 72,777 common shares subject to presently exercisable options and 61,376 common shares held for the account of Mr. Davis in the Liqui-Box Corporation Employees' Stock Ownership Plan (the "Liqui-Box ESOP"). Supplemental Retirement Discounted Options become exercisable upon termination of employment. Under the rules of the Securities and Exchange Commission (the "SEC"), options which become exercisable during the next 60 days are deemed to be presently exercisable options. For purposes of determining presently exercisable options, it is assumed that Mr. Davis will not terminate his employment with Liqui-Box during the next 60 days. Also includes 490,113 common shares held by Mr. Davis as the Successor Trustee under the S.S. Davis Residual Trust. Also includes 1,689 common shares held by the estate of Jeanette A. Davis, as to which Mr. Davis exercises shared voting and investment power as co-executor with one of his sisters. Also includes 127,027 common shares deposited with Mr. Davis in his capacity as voting trustee of a trust that expires on September 29, 2003. Mr. Davis exercises sole voting power, but has no investment power, with respect to the common shares deposited in the trust. Mr. Davis holds the right of first refusal on the disposal of these common shares. Does not include 2,428 common shares as to which the wife of Mr. Davis has sole voting and investment power.

(5) Based on information contained in filings with the SEC dated February 5, 1998, Fiduciary Management, Inc., a registered investment adviser ("Fiduciary"), may be deemed to have sole investment power with respect to 263,008 common shares and shared investment power with respect to 88,800 common shares. Fiduciary does not have voting power with respect to any of these common shares.

     The following table sets forth, as of February 24, 1998, certain information with respect to Liqui-Box's common shares owned beneficially by each director of Liqui-Box, by each nominee for election as a director of

Liqui-Box, by each executive officer of Liqui-Box named in the SUMMARY COMPENSATION TABLE and by all current directors and executive officers of Liqui-Box as a group:

                                                          COMMON SHARES OF LIQUI-BOX
                                                         BENEFICIALLY OWNED (1)(2)(3)
                    NAME OF                       ------------------------------------------
                BENEFICIAL OWNER                   AMOUNT                     % OF TOTAL (4)
                ----------------                  ---------                   --------------
Samuel B. Davis                                   1,553,359(5)                     32.1%
Robert S. Hamilton                                  136,905(6)                      2.8%
Samuel N. Davis                                     134,652(7)                      2.8%
C. William McBee                                     44,216(8)                      0.9%
Joseph F. Pranckus                                    6,657(9)                      0.1%
Stewart M. Graves                                     5,000(10)                     0.1%
Russell M. Gertmenian                                 2,600(11)                     0.1%
Carl J. Aschinger, Jr.                                1,008                         0.0%
Charles R. Coate                                          0                         0.0%
All current directors and executive officers as
  a group (9 persons)                             1,884,397(12)                    38.9%

---------------

 (1) As of February 24, 1998. All fractional common shares have been rounded.

 (2) Sole voting and investment power, unless otherwise indicated.

 (3) Supplemental Retirement Discounted Options become exercisable upon termination of employment. Under SEC rules, options that become exercisable during the next 60 days are deemed to be presently exercisable options. For purposes of determining presently exercisable options, it is assumed that no current executive officer will terminate his employment with Liqui-Box during the next 60 days.

 (4) See footnote (3) to the preceding table.

 (5) See footnote (4) to the preceding table.

 (6) Includes 13,326 common shares subject to presently exercisable options and 1,437 common shares held for his account in the Liqui-Box ESOP. Does not include 4,746 common shares as to which his wife has sole voting and investment power.

 (7) Includes 12,208 common shares subject to presently exercisable options and 121 common shares held for his account in the Liqui-Box ESOP. Also includes 15,750 common shares held in an indirect trust as to which he has no voting power and shared investment power.

 (8) Includes 15,030 common shares subject to presently exercisable options and 664 common shares held for his account in the Liqui-Box ESOP.

 (9) Includes 654 common shares subject to presently exercisable options and 941 common shares held for his account in the Liqui-Box ESOP.

(10) Includes 5,000 common shares subject to presently exercisable options.

(11) Includes 200 common shares held by his wife as to which she has sole voting and investment power. Also includes 1,600 common shares held as custodian for son.

(12) Includes, as to all current directors and executive officers of Liqui-Box as a group, 121,995 common shares subject to presently exercisable options and 64,539 common shares held for their respective accounts in the Liqui-Box ESOP.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, three directors will be elected to hold office until the 2000 Annual Meeting of Shareholders and until their respective successors are elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote the common shares represented by such proxy for the election of the persons named in the following table unless the proxy is marked otherwise. In case any person named in the table is unable to serve or is unwilling to accept nomination or election (which is not anticipated), the persons named in the proxy will vote the common shares represented by such proxy for one or more substitute nominees designated by the present Board of Directors. Under Ohio law and Liqui-Box's Code of Regulations, the three nominees for election as directors in the class whose terms expire in 2000 receiving the greatest number of votes will be elected as directors. Common shares as to which the voting authority is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of individual nominees specified on the form of proxy.

     The following individuals have been nominated for election to the class of directors whose terms expire in 2000:

      NAME, AGE,                             POSITIONS AND OFFICES WITH
    YEAR LIQUI-BOX                        LIQUI-BOX, PRINCIPAL OCCUPATION
DIRECTORSHIP COMMENCED                        AND OTHER DIRECTORSHIPS
----------------------                    -------------------------------
Samuel B. Davis             Chairman, Chief Executive Officer, Treasurer and Director of
56-1977                       Liqui-Box
Robert S. Hamilton          Vice Chairman and Director of Liqui-Box; Director of
69-1984                       Lancaster Colony Corporation
Russell M. Gertmenian       Partner, Vorys, Sater, Seymour and Pease LLP; Director of
50-1995                       Liqui-Box and of AirNet Systems, Inc.

     The following directors will continue to serve after the Annual Meeting until the 1999 Annual Meeting of Shareholders:

      NAME, AGE,                             POSITIONS AND OFFICES WITH
    YEAR LIQUI-BOX                        LIQUI-BOX, PRINCIPAL OCCUPATION
DIRECTORSHIP COMMENCED                        AND OTHER DIRECTORSHIPS
----------------------                    -------------------------------
Carl J. Aschinger, Jr.      Chairman and Chief Executive Officer of the Columbus
59-1985                       Showcase Company, a manufacturer of retail showcases in
                              Columbus, Ohio; Director of Liqui-Box
Charles R. Coate            Vice President, State Savings Bank, an Ohio savings
56-1997                       association in Columbus, Ohio; Director of Liqui-Box
Samuel N. Davis             Vice President, Development and Director of Liqui-Box
33-1997
C. William McBee            Chief Operating Officer, President and Director of Liqui-Box
55-1996

     Mr. McBee has been Chief Operating Officer and President of Liqui-Box since December 1997. From February, 1994 until December, 1997, Mr. McBee was a Vice President of Liqui-Box. Prior to February, 1994, Mr. McBee was the General Manager for Stone Container Corporation, Columbus, Indiana, a manufacturer of corrugated cardboard containers. Mr. Samuel N. Davis has been Vice President, Development of Liqui-Box since April 1996. From September, 1995 until the present and prior to January, 1993, Mr. Samuel N. Davis held various offices with Liqui-Box. From January 1993 through August 1995, Mr. Samuel N. Davis was an active investor in Zacchaeus Clothiers, Columbus, Ohio, a clothing retailer. Each other director and nominee for election as a director has had the same principal occupation for the past five years.

     Russell M. Gertmenian, a director of Liqui-Box, is a partner in the law firm of Vorys, Sater, Seymour and Pease LLP, which rendered legal services to Liqui-Box during the 1997 fiscal year and continues to render legal services to Liqui-Box during the 1998 fiscal year.

     Samuel B. Davis is the father of Samuel N. Davis.

     During 1997, there was one meeting of Liqui-Box's Board of Directors. Each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors during the period he served and the total number of meetings held by all committees of the Board of Directors on which he served during the period he served.

     Liqui-Box has an Audit Committee consisting of Carl J. Aschinger, Jr., Russell M. Gertmenian and Robert S. Hamilton. The Audit Committee met once during 1997. Its function is to review the adequacy of Liqui-Box's system of internal controls, to investigate the scope and adequacy of the work of Liqui-Box's auditors and to recommend to the directors a firm to serve as Liqui-Box's auditors.

     Liqui-Box does not have a compensation committee or a nominating committee separate from the Board as a whole.

          REPORT OF THE BOARD OF DIRECTORS AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of Liqui-Box's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, this Report and the graph set forth on page shall not be incorporated by reference into any such filings.

     The Board of Directors makes decisions on compensation of Liqui-Box's executive officers, except that the Stock Option Committee makes decisions on stock option compensation. Set forth below is a report of the Board addressing Liqui-Box's compensation policies as they affect Samuel B. Davis, the Chief Executive Officer (CEO), and Robert S. Hamilton, C. William McBee, Samuel N. Davis, Stewart M. Graves and Joseph F. Pranckus, the other current executive officers of Liqui-Box.

COMPENSATION PRINCIPLES

     Liqui-Box's executive compensation program has existed in its present form for approximately twelve years and consists of base salary, a bonus based on pretax profits payable under the Liqui-Box Corporation Profit Participation Plan (the "Liqui-Box PPP"), contributions to various savings and stock ownership programs and stock options.

     Liqui-Box recognizes the need for executive compensation to be directly reflective of corporate earnings performance. As such, the philosophy has been for many years, and continues to be, that base salary should constitute a small portion of an executive officer's total compensation package with the largest portion of his compensation being based on an allocated percentage of pretax profits under the Liqui-Box PPP. This practice applies to the majority of Liqui-Box employees, with the exception that, at lower levels of responsibility, a greater portion of compensation is base salary with less of the employee's total compensation being tied to profit.

     Under the Liqui-Box PPP, pretax profits are calculated quarterly for the first three quarters and are estimated in December for the fourth quarter. Liqui-Box applies a fixed percentage to each quarter's pretax profit to come up with an allocation to be distributed among all the eligible employees in the form of a quarterly bonus. This allocation is further broken down to distribute a greater fixed percentage to those employees who have a more direct impact on corporate profits (CEO, officers, managers) and a smaller fixed percentage to those employees who have a less direct impact on profits. Each employee's share of the pool is further impacted by the number of employees in the overall bonus pool in any year.

     If Liqui-Box's pretax profits increase, the allocation of pretax profit dollars to compensation increases in direct proportion to the increase in pretax profits. If pretax profits decrease, so does the allocation of pretax profit dollars to compensation. This directly impacts compensation of executive officers, as well as all other eligible employees.

     The Board believes that this type of compensation has attracted, and continues to attract, the type of executive officers and employees that are critical to the long-term success of Liqui-Box. The Board also believes that this type of compensation has led, and will continue to lead, to the solid earnings growth of Liqui-Box while rewarding executive officers and employees for their joint effort to improve profitability.

     Since 1992, stock option grants have been used to create long-term incentives to continue the growth in shareholder value. In that year, the Stock Option Committee adopted guidelines for annual option grants under the 1990 Liqui-Box Corporation Stock Option Plan (the "1990 Stock Option Plan"). The Stock Option Committee believes option grants in accordance with these guidelines in the past has accomplished, and in the future will accomplish, the objective of linking the compensation of executive officers to increases in shareholder wealth as reflected in the market price of the common shares. No options were granted to executive officers in 1997. The Stock Option Committee is considering alternatives for future option grants which will, in their opinion, accomplish the objective of linking the compensation of executive officers to increases in shareholder wealth as reflected in the market price of the common shares.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly-held corporation, such as Liqui-Box, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Internal Revenue Service issued final regulations in December of 1995, which give some guidance to publicly-held corporations about how to qualify compensatory plans to meet the "performance-based compensation" requirements.

     Liqui-Box does not have a policy that requires all compensation payable in 1997 and thereafter to the covered executive officers to be deductible under
Section 162(m). Liqui-Box has not attempted to revise the Liqui-Box PPP or the 1990 Stock Option Plan to satisfy the "performance-based compensation" exceptions but may, in the future, consider doing so if compensation paid thereunder would otherwise not be deductible under Section 162(m) and such provisions would not distort or discourage the existing incentives for performance that enhance the value of Liqui-Box. In all cases, however, whether or not some portion of a covered executive officer's compensation is tax-deductible, Liqui-Box will continue to carefully consider the net cost and value to Liqui-Box of its compensation policies.

COMPANY PERFORMANCE AND CEO COMPENSATION

     As indicated above, Liqui-Box's executive compensation program is based, in large part, upon business performance. This pay-for-performance program is exemplified in the compensation of the CEO.

     The Board has believed, since the mid-1980s when the present executive compensation program was approved, and continues to believe, that Mr. Davis' base salary of $70,000, which has been unchanged for approximately five years, is substantially below the base salaries of CEO's in the peer group included in the performance graph.

     Approximately 93.7% of Mr. Davis' cash compensation for 1997 was paid in the form of a cash bonus under the Liqui-Box PPP. The amount of this bonus is directly tied to the pretax profits of Liqui-Box. Mr. Davis' 1997 cash bonus under the PPP program increased from the 1996 amount in proportion to the increase in pretax profits from 1996 to 1997. Had Liqui-Box failed to make a profit, Mr. Davis, as well as most of the other employees, would have received no bonus under the Liqui-Box PPP.

     Submitted by:
      Carl J. Aschinger, Jr.*
      Charles R. Coate*
      Samuel B. Davis
      Samuel N. Davis
      Russell M. Gertmenian*
      Robert S. Hamilton
      C. William McBee

      ---------------------

     *Member of Stock Option Committee.

                           SUMMARY COMPENSATION TABLE

     The following table summarizes compensation awarded or paid to, or earned by, each of Liqui-Box's five most highly compensated executive officers during each of the last three years:

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                    ------------
                                                                       AWARDS
                                                                    ------------
                                           ANNUAL COMPENSATION       SECURITIES
                                          ----------------------     UNDERLYING      ALL OTHER
                                           SALARY       BONUS       OPTIONS/SARS    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR      ($)          ($)            (#)             ($)
---------------------------       ----    --------    ----------    ------------    ------------
Samuel B. Davis,                  1997    $ 70,000    $1,032,715            0         $15,123(1)
Chairman, Chief                   1996    $ 70,000    $  955,910            0         $ 9,758
Executive Officer,                1995    $ 70,000    $  804,678       82,471         $ 9,812
Treasurer

Samuel N. Davis,                  1997    $ 51,000    $  134,900            0         $ 5,466(1)
Vice President --                 1996    $ 46,100    $   51,650            0         $   103
Development (2)                   1995    $     --    $       --           --         $    --

Stewart M. Graves,                1997    $ 62,000    $  101,110            0         $16,311(1)
Vice President --                 1996    $ 78,757    $   74,287            0         $15,550
International (3)                 1995    $     --    $       --           --         $    --

C. William McBee,                 1997    $ 70,000    $  212,939            0         $12,202(1)
President                         1996    $ 70,000    $  151,765            0         $11,405
                                  1995    $ 70,000    $  134,441       30,930         $10,859

Joseph F. Pranckus,               1997    $ 51,000    $  134,900            0         $ 9,413(1)
Vice President --                 1996    $ 51,000    $  112,634            0         $ 5,300
Sales(4)                          1995    $     --    $       --           --         $    --

---------------
(1) Includes employer contributions to the Liqui-Box ESOP and to the 401(k) portion of the Liqui-Box Corporation Employees' Profit Sharing and Salary Deferral Plan (the "Liqui-Box Profit Sharing and Salary Deferral Plan"). Does not include amounts allocable to the named executive officers' accounts in the deferred profit-sharing portion of the Liqui-Box Profit Sharing and Salary Deferral Plan for 1997, which amounts will be calculated during 1998 and disclosed as earned in 1997 in next year's proxy statement. The amounts shown for Stewart M. Graves relates to employer pension costs in the United Kingdom.

(2) Samuel N. Davis became an executive officer in April 1996.

(3) Mr. Graves became an executive officer in August 1996.

(4) Mr. Pranckus became an executive officer in October 1996.

                    OPTIONS GRANTED IN THE LAST FISCAL YEAR

     No options were granted to any of the executive officers named in the SUMMARY COMPENSATION TABLE during the 1997 fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     None of the executive officers named in the SUMMARY COMPENSATION TABLE exercised any options during the 1997 fiscal year. The following table sets forth certain information concerning unexercised options held at fiscal year-end by each of the named executive officers:

                    NUMBER OF SECURITIES UNDER-      VALUE OF UNEXERCISED
                     LYING UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                       AT FISCAL YEAR-END(#)      AT FISCAL YEAR-END($)(1)(2)
                    ---------------------------   ---------------------------
       NAME         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       ----         -----------   -------------   -----------   -------------
Samuel B. Davis       72,777         184,636      $1,031,062     $4,087,949
Samuel N. Davis       12,208           5,000      $  245,646     $   56,563
Stewart M. Graves      5,000           5,000      $   56,563     $   56,563
C. William McBee      15,030          21,030      $  165,217     $  328,027
Joseph F. Pranckus     3,654           3,471      $   37,958     $   37,708

---------------
(1) All values shown are pretax.

(2) Based on the fiscal year-end closing price of $39.0625 per common share.

                             DIRECTOR COMPENSATION

     Directors who are not employees of Liqui-Box receive a $2,500 per quarter retainer. Directors who are employees of Liqui-Box receive no additional compensation for serving as directors.

                             PEER GROUP COMPARISON

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The following line graph compares the yearly percentage change in Liqui-Box's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between Liqui-Box's common share price at the end and the beginning of the measurement period; by
(ii) the common share price at the
beginning of the measurement period) against the cumulative return of the Wilshire 5000 Index and the Dow Jones: Containers/Packaging Industry Group Index for the five year period ended December 31, 1997.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG LIQUI-BOX CORPORATION, WILSHIRE 5000
                    AND DOW JONES CONTAINERS/PACKAGING INDEX

  MEASUREMENT PERIOD                                 WILSHIRE
(FISCAL YEAR COVERED)             LIQUI-BOX            5000           DOW JONES
1992                                  100                100               100
1993                                  135                109                95
1994                                  119                106                94
1995                                  108                141               101
1996                                  120                170               125
1997                                  151                223               139

     OVERALL -- Each performance graph index begins with a base value of $100. This base is adjusted by annual stock market price changes and cumulative annual dividend payments over the time frame of each index (as specified by the SEC in its disclosure rules).

     LIQUI-BOX CORPORATION -- Stock prices and dividends adjusted for stock splits.

     WILSHIRE 5000 -- The broadest of all indices, tracking value of all stock issues for which quotes are available. Changes are measured against a base value established in December 31, 1980. This index is market-value weighted.

     DOW JONES: CONTAINERS/PACKAGING INDUSTRY GROUP -- An industry index published by Dow Jones of geographically representative companies in the industry. The index is adjusted to account for stock splits and dividends.

             BOARD OF DIRECTOR INTERLOCKS AND INSIDER PARTICIPATION

     Liqui-Box does not have a compensation committee; therefore, the Board functions as that committee. The Board includes Samuel B. Davis, Samuel N. Davis, C. William McBee and Robert S. Hamilton, current executive officers of Liqui-Box, each of whom participated in Board discussions concerning executive officer compensation. Russell M. Gertmenian, who is a partner in the law firm of Vorys, Sater, Seymour and Pease LLP, which rendered legal services to Liqui-Box during the 1997 fiscal year and continues to render legal services to Liqui-Box during the 1998 fiscal year, also serves on the Board of Directors.

                          PROPOSAL TO AMEND SECTION 6
                          OF ARTICLE I OF LIQUI-BOX'S
                         CODE OF REGULATIONS TO REDUCE
                       QUORUM FOR SHAREHOLDERS' MEETINGS

     Liqui-Box's Board of Directors has considered and adopted a proposal to reduce the number of voting shares required for a quorum at meetings of Liqui-Box's shareholders and is now presenting this proposal for consideration and adoption by the shareholders. Section 6 of Article I of Liqui-Box's Code of Regulations as amended (the "Regulations") currently provides that the holders of shares entitling them to exercise a majority of the voting power of Liqui-Box must be present, either in person or by proxy, in order to have a quorum for the transaction of business at the meeting, except when a greater proportion is required by law. The Board's proposal is to amend Section 6 of Article I of the Regulations to reduce the number of shares required to be present, either in person or by proxy, for a quorum at shareholders' meetings to 33 1/3% of the voting power of Liqui-Box.

     The Board is proposing to amend Section 6 of Article I of the Regulations to read as follows:

     "At any meeting, called for any purpose, the holders of shares entitling them to exercise 33 1/3% of the voting power of the Corporation, present in person or represented by proxy, shall constitute a quorum, except when a greater proportion is required by law."

     The Board of Directors has determined that the adoption of this proposal is in the best interests of Liqui-Box and its shareholders because lowering the number of shares required for a quorum will reduce the risk of incurring additional expenses and delays in connection with postponing a shareholders' meeting and the business to be acted on at such meeting for lack of a quorum. In the past two years, Liqui-Box has achieved a quorum at its annual shareholders' meetings by only a small margin. At the 1997 Annual Meeting, a total of 65.67% of all of the shares entitled to vote was present. In each of the last two years, Liqui-Box was forced to focus its efforts on the close monitoring of the proxy returns prior to the meeting and in both years, a quorum was not achieved until shortly before the commencement of the meeting.

     The Board believes that if the voting results in connection with shareholders' meetings continue to be low or the return of proxies continues to be slow, Liqui-Box may be forced to postpone an annual or special meeting and incur significant additional expenses in connection with the organization and shareholder communications which would be necessary in order to reschedule such a meeting. Further, the inability to produce a quorum could result in delays in taking shareholder action with respect to important corporate matters. In some cases, such delays could result in additional costs for Liqui-Box or have an adverse effect on ongoing business matters.

     The Board does not believe that there are any disadvantages to the proposed lower quorum. The voting rights of Liqui-Box's shareholders will not be affected by the proposed change. The principal advantage of lowering the number of shares required for a quorum is that it will be easier to achieve the quorum necessary to hold meetings at which the shareholders may be voting on significant corporate matters. In addition, Liqui-Box will avoid the uncertainties encountered in connection with "last-minute" quorums.

     Lowering the number of shares necessary for a quorum would not result in a change in the percentage of shares present and entitled to vote which would be required to take shareholder action. Ohio law provides that no action required by law, the articles of incorporation, or the regulations to be authorized or taken by the holders of a designated proportion of the shares may be authorized or taken by a lesser proportion.

     Under the rules of The Nasdaq Stock Market, where shareholder approval of a plan or arrangement involving Liqui-Box shares is required, the minimum vote which will constitute shareholder approval will be a majority of the total votes cast on the proposal in person or by proxy. A similar vote is required to approve other corporate actions not specifically addressed in the Ohio General Corporation Law. A lower quorum requirement would reduce the actual number of shares required to take shareholder action with respect to these matters. Under Liqui-Box's current requirement, at least 51% of the shares entitled to vote must be present at a shareholders' meeting, either in person or by proxy, in order to obtain a quorum. Assuming the minimum number of shares required for a quorum is present and voting, a minimum of approximately 26% of all shares entitled to vote would be necessary in order to take shareholder action. Under the proposed reduced requirement, at least 33 1/3% of the shares entitled to vote must be present at a shareholders' meeting, either in person or by proxy, in order to have a quorum. Assuming the required minimum of 33 1/3% of the shares are present and voting, the minimum number of shares necessary to take shareholder action would be reduced to approximately 17% of all shares entitled to vote.

     For certain extraordinary corporate transactions, such as the adoption of an amendment to Liqui-Box's Amended Articles of Incorporation (the "Amended Articles") or to the Regulations; a lease, sale, exchange, transfer or other disposition of all or substantially all of Liqui-Box's assets; a merger or consolidation; a combination or majority share acquisition; or a voluntary dissolution; Ohio law and the Amended Articles provide that the affirmative vote of holders of shares entitling them to exercise not less than a majority of the voting power of Liqui-Box is necessary in order to obtain shareholder approval of the transaction. In addition, the Amended Articles require the affirmative vote of the holders of 80% of the voting power of Liqui-Box to approve certain "business combinations" (e.g., merger or consolidation, sale or other disposition of all or substantially all of Liqui-Box's assets, dissolution of Liqui-Box, etc.) with an entity that owns or controls 15% of the voting shares of Liqui-Box, unless the "business combination" is approved by two-thirds of the "continuing directors". Lowering the number of voting shares required for the quorum at shareholders' meetings would have no effect on Liqui-Box's necessity to obtain the required shareholder approval for such extraordinary corporate transactions.

RECOMMENDATION AND VOTE

     The affirmative vote of the holders of common shares entitling them to exercise a majority of the voting power of Liqui-Box on such proposal is required to adopt the proposed amendment to Section 6 of Article I of the Regulations.

     THE BOARD OF DIRECTORS OF LIQUI-BOX UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO SECTION 6 OF
ARTICLE I OF THE REGULATIONS TO REDUCE THE QUORUM FOR SHAREHOLDERS' MEETINGS. UNLESS OTHERWISE DIRECTED, THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE THE COMMON SHARES REPRESENTED BY ALL PROXIES RECEIVED PRIOR TO THE ANNUAL MEETING, AND NOT PROPERLY REVOKED, IN FAVOR OF THE PROPOSAL TO APPROVE THE AMENDMENT.

              NOTIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of Liqui-Box has selected Deloitte & Touche LLP to serve as independent auditors for Liqui-Box and its subsidiaries at the close of the current fiscal year. Deloitte & Touche LLP has served as independent auditors for Liqui-Box since April 7, 1995. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

     The 1997 Annual Report, which includes financial statements and information concerning Liqui-Box's operations during the 1997 fiscal year, accompanies this Proxy Statement.

     LIQUI-BOX WILL PROVIDE, WITHOUT CHARGE, TO ANY PERSON SOLICITED (UPON WRITTEN REQUEST OF SUCH PERSON), A COPY OF LIQUI-BOX'S ANNUAL REPORT ON FORM 10-K FOR THE 1997 FISCAL YEAR, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THEREIN, REQUIRED TO BE FILED WITH THE SEC. SUCH REQUEST SHOULD BE ADDRESSED TO SAMUEL B. DAVIS, CHAIRMAN, LIQUI-BOX CORPORATION, P.O. BOX 494, WORTHINGTON, OHIO 43085-0494.

                                 OTHER MATTERS

     The management and the Board of Directors of Liqui-Box do not know of any other matters that may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the common shares represented by the proxy in their discretion as the Board of Directors may recommend. The enclosed proxy is being solicited by the Board of Directors of Liqui-Box. Liqui-Box will bear the cost of solicitation of proxies. In addition to the use of the mails, officers, directors and regular employees of Liqui-Box, may solicit proxies personally, by telephone or by facsimile.

                             SHAREHOLDER PROPOSALS

     Any proposals by Liqui-Box shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by Liqui-Box prior to December 8, 1998, in order to be considered for inclusion in Liqui-Box's 1999 Proxy Statement.

                                            By Order of the Board of Directors

                                            C. William McBee
                                            Secretary

                             LIQUI-BOX CORPORATION

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 1998

The undersigned hereby constitutes and appoints Samuel B. Davis, C. William McBee and Robert S. Hamilton and each of them, with full power of substitution and revocation, as proxy or proxies to appear and vote the common shares of Liqui-Box Corporation ("Liqui-Box") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders on April 22, 1998, and any adjournment thereof, for the following purposes:

1.  Election of three (3) directors for terms expiring in 2000.

   [ ]  FOR all nominees listed below                       [ ] WITHHOLD AUTHORITY
       (except as marked to contrary below)*                   to vote for all nominees listed below

        Samuel B. Davis        C. William McBee       Robert S. Hamilton

   * (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW:)

--------------------------------------------------------------------------------

2. Amendment of Section 6 of Article I of the Code of Regulations of Liqui-Box to reduce the number of voting shares required for a quorum at meetings of Liqui-Box's shareholders.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                     (Over)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDERS. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND 2. IF ANY OTHER MATTERS ARE BROUGHT BEFORE THE MEETING OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the common shares represented by this proxy.

                                                   Date.........................

                                                   .............................

                                                   .............................
                                                   (Please sign here exactly as
                                                   name appears herein. If
                                                   common shares are registered
                                                   in two names, both should
                                                   sign.) When signing as
                                                   attorney, executor,
                                                   administrator, trustee,
                                                   guardian or corporate
                                                   official, please give your
                                                   full title.